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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                  March 12, 1997
                  ------------------------------------------



                         SYLVAN LEARNING SYSTEMS, INC..
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




              Maryland                  0-22844                 52-1492296
          ----------------           ---------------         -----------------
       (State of Incorporation)   (Commission File Number)   (IRS Employer
                                                             Identification No.)



                             1000 Lancaster Street
                              Baltimore, Maryland 21202
             -----------------------------------------------------
             (Address of principal executive offices)   (Zip Code)



                                 (410) 843-8000
                          --------------------------
                        (Registrant's telephone number)
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Item 5.   Other Events.

       As previously disclosed, on March 12, 1997, Sylvan Learning Systems, Inc. ("Sylvan") executed a definitive agreement to acquire National Education Corporation (NYSE:NEC) ("NEC") in a stock for stock transaction to be accounted for as a pooling of interests. NEC is a leading provider of distance education in vocational, academic and professional studies and interactive media-based based learning products (through its wholly-owned subsidiaries, ICS Learning Systems, Inc. and National Education Training Group, Inc.) and a leading publisher of supplemental education materials which address instructional needs from childhood through adulthood (through its 83%-owned subsidiary Steck-Vaughn Publishing Corporation (Nasdaq: STEK)). NEC reported revenue of $288.8 million and net income of $21.4 million, or $0.58 per share, in 1996. NEC's net income before unusual and non-recurring items was $22.6 million, or $0.62 per share.

       Under the terms of the acquisition agreement, Sylvan would issue 0.58 shares of its Common Stock for each share of NEC Common Stock outstanding or issuable upon exercise of outstanding options and conversion of outstanding convertible debentures, or the equivalent of $20.37 per share, based on the closing price of the Sylvan Common Stock on March 11, 1997. Following, the merger, stockholders of NEC would hold approximately 47% of the fully-diluted equity of Sylvan. The Board of Directors of the combined company would be comprised of 10 persons, including Messrs. Douglas L. Becker and R. Christopher Hoehn-Saric, the current Co-Chief Executive Officers of Sylvan, Mr. Sam Yao, the current Chief Executive Officer of NEC, three additional NEC nominees and four other current members of the Sylvan Board of Directors. Based on 1996 financial results for NEC and Sylvan, 1996 revenues for the combined company would have been approximately $445.9 million, with approximately one-third of those revenues generated outside of the United States. The combined company would provide on-site and distance education, training and testing services to schools, consumers and industry. Sylvan currently anticipates that the transaction will be accretive to its 1997 earnings per share, before any benefits of cost savings or synergies and before expected one-time transaction-related expenses. The parties expect the transaction to be consummated on or about June 30, 1997. NEC can terminate the transaction if the average closing price for the Sylvan Common Stock during the 10 days prior to closing is less than $29.86 per share unless Sylvan chooses to adjust the exchange ratio to account for the difference between $29.86 and such 10-day average price. The acquisition is subject to Sylvan and NEC stockholder approval, certain regulatory approval and other customary conditions to closing.

       Sylvan delivers computer-based testing for academic admissions, professional licensure and certification programs at more than 1,300 Sylvan Prometric testing centers, provides personalized instructional services to students at more than 650 Sylvan Learning Centers, provides educational services under contract to school systems, operates Wall Street Institute, a franchiser of learning centers teaching English in foreign countries, and will offer adult professional education and training through the Caliber Learning Network, Inc. Sylvan reported revenue of $157.1 million and net income of $14.7 million, or $0.58 per share, in 1996, plus approximately $0.10 per share of non-recurring prior acquisition-related charges.

       Some statements in this report may be considered forward-looking statements and, as such, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: trends in the education services market; competitive pressures; new product development and technological change; capital requirements and the availability of funding; or changes in relationships with customers, academic institutions

                                      -1-

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or other business associates. Other factors may include risk factors that may have been disclosed from time to time in documents filed with U.S. Securities and Exchange Commission by Sylvan and/or NEC.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


       (c)  Exhibits.
            ---------

            2.1   Agreement and Plan of Reorganization.

            23.0  Consent of Accountants.*

            99.1  Financial Statements of Acquired Business.*

            99.2  Pro Forma Financial Information.*

______________
          *To be filed by amendment in accordance with the time requirements set forth under Regulation S-X of the Securities Act.

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                                   SIGNATURES
                                   ----------


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 18, 1997             SYLVAN LEARNING SYSTEMS, INC.



                                  By:/s/ B. Lee McGee
                                     -----------------------------------
                                     B. Lee McGee, Senior Vice President
                                        and Chief Financial Officer

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                                 EXHIBIT INDEX

                                                                     Page
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      2.1 Agreement and Plan of Reorganization

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